                               EXTENSION AGREEMENT

         AGREEMENT, dated as of July 29, 1996, by and between GREY ADVERTISING INC., a Delaware corporation ("Grey"), having its principal offices at 777 Third Avenue, New York, New York 10017, and EDWARD H. MEYER, residing at 580 Park Avenue, New York, New York 10022 ("Meyer").

         WHEREAS, Grey issued to Meyer $3,025,000 principal amount of its 8 1/2% Subordinated Convertible Debentures, due December 10, 1996 (following a previous extension of the maturity date thereof) ("Debentures").

         NOW, THEREFORE, for good and valuable consideration, and in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

         1. The maturity date of the Debentures is extended until the close of business December 31, 2003.

         2. All other terms of the Debentures shall remain in full force and effect, and continue unaffected by the agreements herein contained.

         IN WITNESS WHEREOF, this Agreement has been signed as of the date hereinabove first written.

GREY ADVERTISING INC.

By: /s/ Steven G. Felsher                        /s/ Edward H. Meyer
- -------------------------------                  ------------------------------
                                                 Edward H. Meyer


                                       15